Exhibit 99.1

WABCO to Expand Into Steering Capabilities; Signs Agreement to Acquire Sheppard, a Key Supplier of Commercial Vehicle Technologies Based in United States

BRUSSELS, Belgium, August 24, 2017 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles, today announced that it has signed an agreement to acquire privately held RH Sheppard Co., Inc., a key supplier of commercial vehicle technologies, including industry-leading vehicle steering capabilities, headquartered in Hanover, Pennsylvania, U.S.A.

The transaction is subject to customary U.S. regulatory clearance and it is expected to close by the end of the third quarter 2017. WABCO’s purchase price is $145 million, subject to customary adjustments. Sheppard had sales of $130 million in 2016.

A key tier-one supplier in North America, Sheppard offers a suite of power-steering gears that has set the industry standard for heavy-duty commercial and specialty vehicles. Employing more than 900 persons, Sheppard also provides precision engineered engine pumps and state-of-the-art remanufacturing services. In addition, the company is vertically integrated with its own manufacturing and advanced foundry capabilities, which WABCO expects to use for some of its products.

Furthermore, through an existing exclusivity agreement with a leading supplier of steering actuation controls, Sheppard will be able to offer a compact, cost-effective, breakthrough technological solution that enables active steering control for commercial vehicle manufacturers in North America.

“This acquisition represents another key milestone as WABCO advances toward enabling self-driving commercial vehicles,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “We have a clear line of sight on the fundamental technologies – such as active steering, active braking, electronic stability control and other advanced driver assistance systems – which will enable significant intermediary steps on our industry’s path to realize fully autonomous driving.”

Full dynamic control of commercial vehicles – lateral and longitudinal – is necessary to progressively achieve the industry’s vision of autonomous driving. The acquisition of Sheppard is a key capability toward providing lateral control through active steering, which is a cornerstone that complements WABCO’s leading technologies in longitudinal control through active braking, stability and suspension controls.

Sheppard has been leveraging its technologies to develop products specially adapted for regions outside North America. Sheppard already manufactures and sells these products through a joint venture in China and will use WABCO’s global network to reach into other regions.

“We are excited at the prospect of joining WABCO,” said Oliver Hoar, President and Chief Executive Officer, Sheppard. “Our leading technologies will be fully integrated into the strategy of this industry leader on a journey to create opportunities for further growth in North America and globally.”

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough innovations for advanced driver assistance, braking, stability control, suspension, transmission automation and aerodynamics. Partnering with the transportation industry as it maps a route toward autonomous driving, WABCO also uniquely connects trucks, trailers, cargo, drivers, business partners and fleet operators through advanced fleet management systems and mobile solutions. WABCO reported sales of $2.8 billion in 2016. Headquartered in Brussels, Belgium, WABCO has 13,000 employees in 40 countries. WABCO’s 2016 Annual Report is available at www.ar.wabco-auto.com. For more information, visit www.wabco-auto.com.

WABCO Media Contacts

WABCO Americas

Stephan Koller, +1 248 270 9281, stephan.koller@wabco-auto.com

WABCO Europe

Nina Friedmann, +49 69 719 168 171, wabco@klenkhoursch.de

WABCO Asia

Ling He, +86 2133 3821 65, ling.he@wabco-auto.com

WABCO Investors and Analysts Contact

Alexander De Bock, +1 248 270 9287, investorrelations@wabco-auto.com

About Sheppard

Founded in 1937, RH Sheppard Co., Inc. has a rich history of innovative design and manufacturing excellence. Located in Hanover, Pennsylvania, U.S.A., RH Sheppard Co., Inc. has a dedicated workforce of more than 900 employees who supply components for the trucking and transportation industry worldwide. The company designs and manufactures commercial vehicle steering systems, engine pumps and related products and services at the highest quality standards and supports customers with personal service and flexibility. For more information, visit www.rhsheppard.com.

Sheppard Media Contact

Cheryl Cucco, +1 717 633 4134, ccucco@rhsheppard.com

WABCO Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned, our ability to mitigate any tax risks, including, but not limited to those risks associated with changes in legislation, tax audits and the loss of the benefits associated with our tax rulings and incentives in certain jurisdictions, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.